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                                                                  EXHIBIT (A)(7)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated July 22, 1999 and the related Letter of Transmittal and any amendments or supplements thereto and is being made to all holders of Shares. Purchaser is not aware of any State where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                                 VIASOFT, INC.

                                       AT

                              $9.00 NET PER SHARE

                                       BY

                              CV ACQUISITION, INC.
                          A WHOLLY OWNED SUBSIDIARY OF

                             COMPUWARE CORPORATION

     CV Acquisition, Inc., a Delaware corporation ("PURCHASER"), a wholly owned subsidiary of Compuware Corporation, a Michigan corporation ("COMPUWARE"), is offering to purchase all outstanding shares of Common Stock (including the associated Preferred Share Purchase Rights issued pursuant to the Viasoft Rights Agreement), $0.001 par value (the "SHARES"), of Viasoft, Inc., a Delaware corporation (the "COMPANY"), at a price of $9.00 per Share, net to the seller in cash and without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 22, 1999 (the "OFFER TO PURCHASE") and in the related Letter of Transmittal (which together constitute the "OFFER"). Following the Offer, Purchaser intends to effect the Merger described below.

                  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
         AT 12:00 MIDNIGHT, EASTERN TIME, ON THURSDAY, AUGUST 19, 1999,
                         UNLESS THE OFFER IS EXTENDED.

     The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer at least that number of Shares that, when added to the Shares then owned of record by Compuware or any of its subsidiaries, if any, shall constitute at least a majority of the then-outstanding Shares on a fully diluted basis. The Offer is also conditioned upon, among other things, the expiration or termination of all waiting periods imposed upon consummation of the Offer by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder as well as the other conditions described in the Offer to Purchase.
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     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 14, 1999 (the "MERGER AGREEMENT"), among Compuware, Purchaser and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with relevant provisions of the Delaware General Corporation Law ("DELAWARE LAW"), Purchaser will be merged with and into the Company (the "MERGER"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "SURVIVING CORPORATION") and will become a wholly owned subsidiary of Compuware. At the effective time of the Merger (the "EFFECTIVE TIME"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company and any Shares owned by Purchaser, Compuware or any direct or indirect wholly owned subsidiary of Compuware or of the Company, if any, and other than Shares held by shareholders who shall have demanded and perfected appraisal rights, if any, under Delaware Law) will be canceled and converted automatically into the right to receive $9.00 in cash, or any higher price that may be paid per Share in the Offer, without interest. Purchaser has entered into Shareholder Tender and Voting Agreement with the directors and executive officers of the Company (the "TENDERING SHAREHOLDERS") holding in the aggregate 356,434 Shares, representing approximately 2.0% of the issued and outstanding Shares. Pursuant to the agreement, each Tendering Shareholder has agreed, provided the Merger Agreement has not been terminated, to tender to Purchaser substantially all Shares beneficially owned by such Tendering Shareholder, and to vote such Shares in favor of approval of the Merger Agreement and the transactions contemplated thereby.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY, AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to EquiServe (the "DEPOSITARY") of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "SHARE CERTIFICATES") or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in Section 2 of the Offer to Purchase) pursuant to the procedure set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase)) and (iii) any other documents required under the Letter of Transmittal.

     The term "Expiration Date" means 12:00 midnight, Eastern Time, on Thursday, August 19, 1999, unless and until Purchaser extends the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Purchaser, shall expire. Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Purchaser shall not have any obligation to pay interest on the purchase price for tendered Shares, whether or not Purchaser exercises its right to extend the Offer. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be made no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration date of the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares. There can be no assurance that Purchaser will extend the Offer.

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     Pursuant to the Merger Agreement, Purchaser may make any changes in the terms and conditions of the Offer, provided that, without the Company's consent, Purchaser may not (i) decrease the purchase price, (ii) change the form of consideration payable in the Offer, (iii) reduce the minimum or maximum number of Shares to be purchased in the Offer, (iv) impose conditions to the Offer in addition to those set forth in the Merger Agreement, (v) extend the Expiration Date of the Offer except as permitted by the terms of the Merger Agreement, or
(vi) amend any other material terms of the Offer in a manner materially adverse to the Company's shareholders.

     Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after September 16, 1999. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), unless such Shares have been tendered by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in
Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance or for additional copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                           INNISFREE M&A INCORPORATED

                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                 Banks and Brokers Call Collect: (212) 750-5833
                                       or
                    ALL OTHERS CALL TOLL-FREE (888) 750-5834

July 22, 1999

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